Exhibit 14.1
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                        N-VIRO INTERNATIONAL CORPORATION

                                 CODE OF ETHICS

     The Board of Directors has determined that the Chief Executive Officer and Chief Financial Officer of the Company hold important and elevated roles in corporate governance. While members of the management team, they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. This Code provides principles to which these individuals are expected to adhere and advocate. They embody rules regarding individual and peer responsibilities to the Company, the Company's clients and shareholders. Violations of the Code of Ethics may subject the officer to censure, suspension or termination.

     Each of the Chief Executive Officer and Chief Financial Officer shall, at all times:

1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. All material transactions and relationships involving a potential conflict of interest between the Company and the Chief Executive Officer or Chief Financial Officer must be approved in advance by the Board of Directors of the Company.

2. Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

3. Comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his independent judgment to be subordinated.

5. Respect the confidentiality of information acquired in the course of his work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his work shall not be used for personal advantage.

6. Share knowledge and maintain skills important and relevant to the Company's needs.

7. Proactively promote ethical behavior as a responsible partner among peers in his work environment.

8. Achieve responsible use of and control over all Company assets and resources employed or entrusted to him.

9. Report promptly known or suspected violations of this Code to the Chairman of the Audit Committee.

     Each waiver of a provision of this Code of Ethics, and each material transaction and relationship involving a conflict of interest between the Company and the Chief Executive Officer or Chief Financial Officer which is approved by the Board of Directors, must be disclosed in the periodic reports filed by the Company with the Securities and Exchange Commission, pursuant to the rules of the Commission.